UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 19, 2007
OPKO Health, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-26648	75-2402409
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4400 Biscayne Blvd
Suite 1180
Miami, Florida 33137
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (305) 575-4138

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On September 25, 2007, Melvin D. Rubin, M.D., resigned as a member of the Board of Directors of OPKO Health, Inc. (the “Company”). The resignation of Dr. Rubin did not involve any disagreement with the Company. In accordance with the Company’s bylaws, effective as of September 25, 2007, Pascal J. Goldschmidt, M.D., was appointed as a director of the Company to fill the vacancy created by Dr. Rubin’s resignation. Since April 2006, Dr. Goldschmidt, 53, has served as Senior Vice President for Medical Affairs and Dean of the University of Miami Leonard M. Miller School of Medicine. Previously Dr. Goldschmidt was a faculty member with the Department of Medicine at Duke University Medical Center, where he served as Chairman from 2003 to 2006 and as Chief of the Division of Cardiology from 2000 to 2003. Dr. Goldschmidt is a member of the Board of Directors of Pediatrix Medical Group, Inc. It is currently anticipated that Dr. Goldschmidt will be appointed to serve on the Company’s Compensation Committee and the Company’s Corporate Governance and Nominating Committee.

ITEM 8.01.	Other Events.
     On September 19, 2007, the Company’s Board of Directors, upon recommendation of the Compensation Committee, approved certain changes in non-employee director compensation. Previously, non-employee directors received an option to acquire 15,000 shares of the Company’s common stock, and the chairman of each of the committees of the Board received an option to acquire an additional 5,000 shares of Company common stock. Effective as of September 19, 2007, (i) each non-employee director is entitled to receive: (a) an annual retainer of $10,000, payable in quarterly installments; and (b) an option to acquire 40,000 shares of the Company’s common stock upon initial appointment to the Board and an option to acquire 20,000 shares each year thereafter; and (ii) the chairman of each committee of the Board shall receive $5,000 annually, payable in quarterly installments.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPKO Health, Inc.
By /s/ Adam Logal
Name:	Adam Logal
Title:	Executive Director of Finance, Chief Accounting Officer, Treasurer

Date September 25, 2007

3